Exhibit 99.7

EXECUTION VERSION

TENDER AND VOTING AGREEMENT

THIS TENDER AND VOTING AGREEMENT (this “Agreement”), dated October 2, 2012, is by and among N. HARRIS COMPUTER CORPORATION, a company organized under the Business Corporations Act (Ontario) (“Parent”), NHCC MERGER CORP., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the stockholder of COMPUTER SOFTWARE INNOVATIONS, INC., a Delaware corporation (the “Company”), set forth on the signature page hereto (the “Stockholder”).

WHEREAS, Parent, Merger Sub and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as amended from time to time, the “Merger Agreement”), which provides, among other things, for Merger Sub to commence a tender offer (as it may be amended from time to time as permitted under the Merger Agreement, the “Offer”) for all of the outstanding shares of the Common Stock, par value $0.001 per share, of the Company (the “Company Common Stock”), and all of the outstanding shares of the Series A Convertible Preferred Stock, par value $0.001 per share, of the Company (the “Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”) and that, following consummation of the Offer, Merger Sub will merge with and into the Company (the “Merger”), all upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, the Stockholder is the holder of record and/or the beneficially owner of the number of shares of Company Capital Stock set forth on the signature page hereto (such shares of Company Capital Stock, together with any other shares of capital stock of the Company acquired (whether held beneficially or of record) by the Stockholder after the date hereof and prior to the earlier of the Effective Time and the termination of all of the Stockholder’s obligations under this Agreement, including any shares of Company Capital Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any warrants or options, or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Shares”); and

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, the Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.            Certain Definitions.  Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement.

Section 2.            Representations and Warranties of the Stockholder.  The Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

(a)       The Stockholder (i) is a holder of record and/or the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of, and has good and marketable title to, the Shares set forth on the signature page hereto, free and clear of any and all liens, claims, charges, security interests, pledges or options, proxies, voting trusts or agreements, rights, understandings or arrangements or any other encumbrances whatsoever on title, transfer or exercise of any rights of a stockholder in respect of such Shares (collectively, “Encumbrances”) except any Encumbrances arising under applicable securities laws in any jurisdiction or arising hereunder; (ii) does not own, of record or beneficially (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, any capital stock or other equity securities of the Company other than the Shares, Company Stock Options and/or Company Stock Awards set forth on the signature page hereto; (iii) has not granted a proxy to any other Person to vote or dispose of the Shares that is currently effective; and (iv) holds the full power (A) to vote and dispose of and to issue instructions with respect to the matters set forth in this Agreement, and (B) to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no material limitations, qualifications or restrictions on such rights.

(b)       The Stockholder has the legal capacity and all requisite power and authority to execute and deliver this Agreement and to perform the Stockholder’s obligations hereunder and consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles.

(c)       The execution and delivery of this Agreement by the Stockholder, the performance by the Stockholder of his, her or its obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby do not and will not (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or conflict with any Contract, trust, understanding, arrangement or restriction of any kind to which the Stockholder is a party or by which the Shares are bound, or (ii) subject to compliance with filing requirements as may be required under applicable securities laws, violate, or require any consent, approval, or notice under, any provision of any judgment, Order, decree, statute, Law, rule or regulation applicable to the Stockholder or any of the Shares.

(d)       There is no Legal Action pending or, to the knowledge of the Stockholder, threatened in writing against the Stockholder at law or in equity before or by any Governmental Entity that would reasonably be expected to materially impair the ability of the Stockholder to perform his, her or its obligations hereunder or consummate the transactions contemplated hereby.

(e)       No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder (other than in the Stockholder’s capacity as an officer or director of the Company and as disclosed pursuant to the Merger Agreement).

(f)        The Stockholder has received and reviewed a copy of the Merger Agreement.  The Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

Section 3.            Representations and Warranties of Parent and Merger Sub.  Each of Parent and Merger Sub hereby, jointly and severally, represents and warrants to the Stockholder as follows:

(a)       Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and each of Parent and Merger Sub has all requisite corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

(b)       This Agreement has been duly authorized, executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles.

(c)       The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby does not and will not result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or conflict with (i) any provisions of the organizational documents of Parent or Merger Sub or (ii) any judgment, Order, decree, statute, Law, rule or regulation to which Parent or Merger Sub or any of their assets is subject or bound.

Section 4.              Tender of the Shares.  Unless this Agreement shall have been terminated in accordance with its terms, the Stockholder hereby agrees that he, she or it shall (i) tender the Shares (and deliver any certificates evidencing the Shares or an appropriate affidavit of lost certificate with respect thereto to the extent any of such certificates have been lost, misplaced or destroyed), or cause the Shares to be tendered, into the Offer promptly following the date hereof, and in any event no later than five Business Days prior to the Initial Expiration Time of the Offer, free and clear of all Encumbrances, and (ii) not withdraw the Shares, or cause the Shares to be withdrawn, from the Offer at any time. If the Stockholder acquires Shares after the date hereof, the Stockholder shall (A) tender or cause to be tendered such Shares on or before the fifth Business Day prior to the Initial Expiration Time or, if later, on or before the Business Day after such acquisition but in any event prior to the Expiration Time, and (B) not withdraw such Shares, or cause such Shares to be withdrawn, from the Offer at any time. In furtherance of and without limiting the generality of the foregoing, on or before the fifth Business Day prior to the Initial Expiration Time, the Stockholder shall (i) deliver or cause to be delivered to the depositary designated in the Offer Documents (A) a letter of transmittal with respect to the Shares in the form included in the Offer Documents and otherwise complying with the terms of the Offer and (B) any and all other documents or instruments required to be delivered pursuant to the terms of the Offer or the Offer Documents and (ii) instruct and cause any other Person who is the holder of record of any Shares beneficially owned by the Stockholder (including the Stockholder’s broker) to validly tender into the Offer such Shares pursuant to and in accordance with the terms and conditions of the Offer and the Offer Documents.

Section 5.              Transfer of the Shares; Other Actions.  Prior to the termination of this Agreement, except as otherwise provided herein (including pursuant to Section 4 hereof), the Stockholder shall not: (i) tender into any tender or exchange offer or otherwise directly or indirectly transfer, assign, sell, gift-over, pledge or otherwise dispose (whether by sale, distribution or otherwise) of, or consent to any of the foregoing (“Transfer”), any Shares or any right or interest therein; (ii) enter into any Contract, option or other arrangement or undertaking with respect to any Transfer of Shares or any other securities of the Company (other than an agreement with the Company whereby all Company Stock Options shall be terminated at the Effective Time or other agreements pursuant to Section 3.07 of the Merger Agreement), or offer to do or consent to any of the foregoing; (iii) grant any proxy or power-of-attorney with respect to any of the Shares in contravention of the obligations of the Stockholder hereunder or the transactions contemplated hereby; (iv) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares in contravention of the obligations of the Stockholder hereunder or the transactions contemplated hereby; or (v) take any other action that would restrict, limit or interfere in any material respect with the performance of the Stockholder’s obligations hereunder or the transactions contemplated hereby. Notwithstanding the foregoing, the preceding sentence shall not prohibit a Transfer of Shares by the Stockholder: (1) to any member of Stockholder’s immediate family, (2) to a trust established for the benefit of Stockholder and/or for the benefit of one or more members of Stockholder’s immediate family, or (3) upon the death of the Stockholder, provided that any Transfer permitted pursuant to (1) to (3) above shall be permitted only if, as a precondition to such transfer, the transferee of such Shares agrees in writing with Parent to be bound by the terms and conditions of this Agreement (a “Permitted Transfer”). Any attempted Transfer of any Shares or any interest therein in violation of this Section 5 shall be null and void ab initio.

Section 6.              Covenant to Vote.  Prior to termination of this Agreement in accordance with its terms, the Stockholder hereby agrees to vote (or cause to be voted) the Shares (to the extent the Shares are entitled to vote), or to provide (or cause to be provided) a written consent in respect of the Shares, in connection with any meeting of the stockholders of the Company or any action by written consent in lieu of a meeting of stockholders of the Company (i) in favor of approval and adoption of the Merger Agreement, the approval of the Merger and the other transactions contemplated by the Merger Agreement, the other transactions contemplated thereby and any other matter that must be approved by the stockholders of the Company in order for the transactions contemplated by the Merger Agreement to be consummated, (ii) in favor of any adjournment or postponement recommended by Parent with respect to any stockholder meeting with respect to the Merger Agreement and the Merger, and (iii) against any Takeover Proposal or any other action, proposal or agreement that would likely, in Parent’s view, (A) impede, interfere with, materially delay or postpone the Merger and the other transactions contemplated by the Merger Agreement, (B) result in a breach in any respect of any covenant, representation or warranty, or any other obligation or agreement of the Company under the Merger Agreement, (C) change the dividend policy or in any material respect the capitalization of, including the voting rights of any class of equity interests in, the Company, (D) result in any of the conditions set forth in Section 7 or Annex I of the Merger Agreement not being fulfilled or satisfied, or (E) change a majority of the Company Board (other than as directed by Parent or Merger Sub). In the event that a meeting of the stockholders of the Company is held, the Stockholder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting, in person or by proxy, or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum.

Section 7.              Proxy and Power of Attorney. The Stockholder, by this Agreement, does hereby constitute and appoint Mark Dennison and Bryce Cooper, or any nominee thereof, with full power of substitution, during and for the term of this Agreement, as the Stockholder’s true and lawful attorney and proxy for and in the Stockholder’s name, place and stead, to vote all the Shares that the Stockholder beneficially owns at the time of such vote, at any annual, special, postponed or adjourned meeting of the stockholders of the Company or to grant a consent or approval in respect of the Shares in any written consent in lieu of such a meeting (and to appear at each such meeting or otherwise cause all of the Shares to be counted as present thereat for purposes of calculating a quorum) in a manner consistent with the provisions of Section 6 hereof, in each case, in the event that (i) the Stockholder fails to comply with its obligations pursuant to Section 6, (ii) any action is commenced, or any Order is entered, which challenges or impairs the enforceability or validity of the obligations of the Stockholder set forth in Section 6, or (iii) otherwise if Parent deems it necessary or advisable.  This proxy and power of attorney is a proxy and power coupled with an interest, and the Stockholder declares that it is irrevocable during and for the term of this Agreement and that such proxy shall be revoked automatically, without any notice or other action by any Person, upon termination of this Agreement in accordance with its terms.  This proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL.  For the avoidance of doubt, if for any reason this proxy is not irrevocable, the Stockholder shall vote the Shares in accordance with Section 6.  For Shares as to which the Stockholder is the beneficial but not the record owner, the Stockholder shall cause the record owner of any such Shares to grant to Parent and Merger Sub a proxy to the same effect as that contained herein.

Section 8.              Directors and Officers.  Neither the Stockholder nor any Representative of the Stockholder, if any such Person is or becomes during the term of this Agreement a director or officer of the Company, shall be deemed to make any agreement or understanding in this Agreement in such person’s capacity as a director or officer.  The Stockholder is entering into this Agreement solely in the Stockholder’s capacity as the owner of the Shares (beneficially and in any other capacity) and nothing herein shall in any way restrict or limit the Stockholder from taking (or omitting to take) any action solely in the Stockholder’s capacity as a director or officer of the Company (including, without limitation, pursuant to Section 6.04 of the Merger Agreement) or otherwise fulfilling the Stockholder’s fiduciary obligations as a director or officer of the Company, in each case subject to the limitations set forth in the Merger Agreement.

Section 9.              No Solicitation; Notification. Except as set forth in Section 8 hereof, the Stockholder hereby agrees that during and for the term of this Agreement, the Stockholder shall not, nor shall the Stockholder authorize any of his, her or its Representatives to, directly or indirectly, (a) solicit, initiate, encourage or facilitate the making, submission or announcement of any Takeover Proposal with respect to the Company; (b) furnish any information regarding the Company to any Person in connection with or in response to any Takeover Proposal with respect to the Company; (c) engage in discussions or negotiations with any Person relating to any Takeover Proposal with respect to the Company; (d) approve, endorse or recommend any Takeover Proposal with respect to the Company; (e) make any public statement contrary to the Company Board Recommendation unless the Stockholder reasonably believes after consultation with legal counsel that such public statement is required under applicable Law; or (f) enter into any Company Acquisition Agreement or enter into any agreement or agreement in principle requiring the Stockholder to abandon, terminate or breach his, her or its obligations hereunder or fail to consummate the transactions contemplated hereby.  The Stockholder shall, and shall advise its Representatives to, immediately cease and cause to be terminated all existing communications and negotiations with any Person conducted prior to the execution of this Agreement by or on behalf of the Stockholder or any of his, her or its Representatives with respect to any Takeover Proposal.  The Stockholder further acknowledges the obligations of the Company under Section 6.04 of the Merger Agreement and agrees that the Stockholder (solely in the Stockholder’s capacity as such) shall not, and shall not authorize or permit any of its Representatives to act on the Stockholder’s behalf in order to, directly or indirectly, take any action or omit to take any action in contravention of such obligations or to circumvent the purposes of Section 6.04 of the Merger Agreement. The Stockholder agrees to promptly notify Parent of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of the representations and warranties of the Stockholder set forth herein.

Section 10.            Waiver of Appraisal and Dissenter’s Rights and Actions.  The Stockholder hereby (a) waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that the Stockholder may have and (b) agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any Legal Action, derivative or otherwise, against Parent, Merger Sub, Guarantor, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Offer or the Merger, including any Legal Action (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (ii) alleging a breach of any fiduciary duty of any Person in connection with the Merger Agreement or the transactions contemplated thereby.

Section 11.            Further Assurances.  Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated hereby.  Each party hereto will execute and deliver all such further instruments, documents and agreements and take all such further action as may be necessary or desirable in order to consummate the transactions contemplated hereby.  Without limiting the foregoing, Stockholder shall execute and deliver to Parent and any of its designees any additional proxies as may be reasonably necessary to effectuate the intent of the proxy and power of attorney contained in Section 7, including with respect to any Shares acquired after the date hereof, reasonably requested by Parent in furtherance of this Agreement.

Section 12.            Adjustments.  In the event of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock or other securities of the Company on, of or affecting the Shares or the like or any other action that would have the effect of changing the Stockholder’s ownership of Company Capital Stock or other securities of the Company, then the terms of this Agreement will apply to the shares of capital stock or any other equity interest in the Company held by the Stockholder immediately following the effectiveness of such events as though they were Shares hereunder.

Section 13.            Termination.  This Agreement shall automatically terminate without any notice or other action by any of the parties hereto upon the earliest to occur of: (a) the purchase of all of the Shares pursuant to the Offer in accordance with Section 4 hereof, (b) the Effective Time, (c) the date the Merger Agreement is validly terminated in accordance with its terms, (d) the date of any modification, waiver, change or amendment of the Merger Agreement executed after the date hereof that results in a decrease in the Offer Price or Merger Consideration, and (e) the written agreement of the parties hereto to terminate this Agreement. Termination of this Agreement shall not relieve any party from liability for any willful breach hereof prior to such termination. Sections 10, 14 and 17 hereof shall survive any termination of this Agreement.

Section 14.            Expenses.  All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

Section 15.            Stop Transfer Order.  In furtherance of this Agreement, concurrently herewith, the Stockholder shall, and hereby does authorize the Company or its counsel to, notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares, other than Permitted Transfers (and that this Agreement places limits on the voting and transfer of the Shares).

Section 16.            Disclosure.  The Stockholder hereby authorizes Parent, Merger Sub, Guarantor and the Company to publish and disclose in all documents and schedules required to be filed with the Securities and Exchange Commission or similar authority in Canada or elsewhere, and in any press release or other disclosure document that Parent, Merger Sub, Guarantor or the Company reasonably determines to be necessary or desirable in connection with the Offer or Merger and any transactions related to the Offer or Merger, the Stockholder’s identity and ownership of Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement.

Section 17.            Miscellaneous.

(a)       Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 17(a)):

If to the Stockholder, to the address set forth below the name of the Stockholder on the signature page hereto.

If to Parent or Merger Sub, to:	N. Harris Computer Corporation
#1200 — 20 Adelaide Street East
Toronto, ON M5C 2T6
Canada
Facsimile: (416) 861-2287
Attention: Mark Dennison

with a copy (which will not constitute notice to Parent or Merger Sub) to:	Hogan Lovells US LLP One Tabor Center, Suite 1500
1200 Seventeenth Street
Denver, CO 80202
Facsimile: (303) 899-7333
Attention: Paul Hilton

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

(b)       Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)       Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or other electronic transmission, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

(d)       Entire Agreement.  This Agreement (together with the Merger Agreement and any other documents and instruments referred to herein and therein) constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof. This Agreement is not intended and does not confer upon any Person other than the parties hereto any rights hereunder, except that the Company and any successor thereto is an intended third-party beneficiary of Sections 10, 15 and 16 hereof, and Guarantor and any successor thereto is an intended third-party beneficiary of Sections 10 and 16 hereof, and such provisions shall be enforceable by the Company and Guarantor and their respective successors, as applicable.

(e)       Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(f)        Submission to Jurisdiction.  Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in any federal court located in the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 17(a) or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 17(f), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(g)       WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17(g).

(h)       Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties except that Parent and Merger

Sub may assign, in their sole discretion and without the consent of any other party, any or all of their rights, interests and obligations hereunder to each other or to one or more direct or indirect wholly-owned subsidiaries of Guarantor (each, an “Assignee”). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

(i)        Severability of Provisions.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(j)        Specific Performance.  The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in any federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.  Each party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the party seeking such injunction, specific performance or other equitable relief has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or equity.  In the event that any party seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, such party shall not be required to provide any bond or other security in connection with any such injunction or other judgment.

(k)       Amendment.  No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

(l)        Option Exercises.  Nothing in this Agreement shall require the Stockholder to exercise any option or warrant to purchase shares of Company Capital Stock.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

N. HARRIS COMPUTER CORPORATION

By:	/s/ Jeff Bender
Name:	Jeff Bender
Title:	Chief Executive Officer

NHCC MERGER CORP.

By:	/s/ Jeff Bender
Name:	Jeff Bender
Title:	President and Chief Executive Officer

STOCKHOLDER

/s/ Beverly N. Hawkins
Name:	Beverly N. Hawkins
Address:	205 Dove Tail Circle
Easley, SC 29640

No. of shares of Company Common Stock owned: 505,381

No. of shares of Company Preferred Stock owned: -0-

No. of shares subject to Company Stock Options: 75,000

No. of shares subject to Company Stock Awards: -0-

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